VERANO HOLDINGS CORP.
INSIDER TRADING POLICY

Verano Holdings Corp. (the “Company”) is a public reporting company in both Canada and the U.S. The Company’s common stock (the “Common Stock”) are listed for trading in Canada on Cboe Canada (“Cboe”) under the symbol “VRNO” and are also quoted for trading in the U.S. on the OTCQX under the symbol “VRNO”.

The Company is subject to the obligations imposed by the federal securities laws of the U.S. Securities and Exchange Commission (“SEC”) and the provincial securities laws of the Canadian Securities Administrators (“CSA”).
One of the principal purposes of Canadian and U.S. federal securities laws is to prohibit so-called "insider trading." Simply stated, insider trading occurs when a person uses material nonpublic information to make decisions to purchase, sell, give away or otherwise trade the securities of companies or to provide material nonpublic information to others. The laws prohibiting insider trading apply to trades, tips and recommendations by virtually any person if the information involved is both “material” and “nonpublic”.
The Company’s directors, officers, employees, business partners and similar persons may obtain material nonpublic information regarding the Company or other companies in the ordinary course of the Company’s business. Violations by any of these parties of securities laws could result in liability and harm to not only the Company, but also to such party.

Purpose

The Company believes it is in its best interest to provide appropriate access and share material nonpublic information concerning the Company and its business partners and potential business partners with its directors, officers, employees, contractors and advisors, as appropriate, in order for the Company to conduct its business. At the same time, the Company will also guard the trading of its securities in compliance with Canadian and U.S. securities laws and its need for confidentiality.

The purpose of this Insider Trading Policy (this “Policy”) is to set forth policies applicable to parties who obtain material nonpublic information in the conduct of the Company’s business that concerns the Company or other companies, which policies:

(1)    prohibit trading, or recommending others trade, in securities based on such material nonpublic information, and

(2)    prohibit disclosing material nonpublic information concerning the Company or such other companies to third parties outside the necessary course of the Company’s business.

Application and Administration

Types of Transactions Subject to this Policy

This Policy applies to:

(1)     all trading or other transactions in the Company's securities, including the Common Stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as derivative securities relating to any of the Company's securities, whether or not issued by the Company, and
(2)    all trading or other transactions in the securities of other companies based on material nonpublic information of that company, including stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies' securities.

People Who are Subject to this Policy

This Policy is divided into two parts:

(1)    The first part of this Policy (“Part I”) prohibits securities trading in certain circumstances and applies broadly to all of the Company’s and its subsidiaries’ employees, contractors and officers and members of the Board of Directors of the Company (the “Board”), and in each case, their respective family members. This Policy may also apply to other parties who have business relationships with the Company as may be determined from time to time. Part I of this Policy applies to members of the Board and all employees, contractors and officers wherever located and in all areas of the business, including retail, cultivation, and administration.

(2)    The second part of this Policy (“Part II”) imposes additional trading restrictions and applies to:

(a)    all members of the Board and senior executive officers of the Company who are members of the Company’s Executive Leadership Team (collectively, "Company Insiders"), and

(b)    (i) all of the Company’s other Executive Vice Presidents and Vice Presidents, (ii) all other employees of the Company working in the Legal Department under the Chief Legal Officer of the Company, (iii) all other employees of the Company working in the Investor Relations and Communications Department under the Chief Investment Officer of the Company, and (iv) all other employees of the Company working in the Accounting and Finance Departments whose primary office location is the Company’s principal executive office in Chicago, Illinois (collectively, “Covered Persons”). From time to time additional persons may be designated as "Covered Persons" because of their position, responsibilities or their actual or potential access to material information.

The attached Appendix A provides a summary of the persons who are deemed to be Company Insiders and Covered Persons for purposes of this Policy.

Administration of this Policy

This Policy will be administered and implemented by the Company under the direction and oversight of the Board. Subject to applicable law, the Board and the Company may, from time to time, permit departures from the terms of this Policy, either prospectively or retrospectively.

The terms of this Policy are not intended in and of themselves to give rise to civil liability on the part of the Company, any person to whom this Policy applies or any third party, including to any of the Company’s stockholders, security holders, business partners, supplies, competitors, other employees or regulators.

Part I: Prohibition on Insider Trading and Tipping

This Part I applies broadly to all of the Company’s and its subsidiaries’ employees, contractors and officers and all members of the Board, and in each case, their respective family members. This Part I may also apply to other parties who have business relationships with the Company as may be determined by the Company from time to time. This Part I applies to all members of the Board and all employees and officers wherever located and in all areas of the business, including retail, cultivation and administration.

1.    No Trading or Causing Trading While in Possession of Material Nonpublic Information
    (a)    No person to whom this Policy applies may purchase or sell, or offer to purchase or sell, or assist any other person in the purchase or sale of any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company, regardless of how the person learned about such material nonpublic information of the Company, (the terms "material" and "nonpublic" are defined below). A purchase or sale includes entering into, amending or terminating a 10b5-1 plan (as discussed below) related to the Company’s securities while in possession of material nonpublic information.
    (b)     No person to whom this Policy applies who knows of any material nonpublic information about the Company, regardless of how the person learned about such material nonpublic information of the Company, may communicate or assist another person in communicating that information to ("tip") any other person, including family members and friends, or otherwise disclose such information without the Company’s prior authorization. Communications of material nonpublic information can include, but is not limited to, communications that are overheard by any other person, communications to other employees of the Company who do not need to know such material nonpublic information for a legitimate business reason and communications between spouses and household members.
    (c)     No person to whom this Policy applies may purchase or sell, or assist another person in purchasing or selling, any security of any other company while in possession of material nonpublic information about such other company that was obtained in the course of his or her involvement with the Company, regardless of how the person learned about such material nonpublic information.

    (d)    No person to whom this Policy applies who knows of any material nonpublic information about another company that was obtained in the course of his or her involvement with the Company, regardless of how the person learned about such material nonpublic information, may communicate, or assist another person in communicating, that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's prior authorization.
In all instances above, communication of material nonpublic information can include, but is not limited to, communications that are overheard by any other person, communications to other employees of the Company who do not need to know such material nonpublic information for a legitimate business reason and communications between spouses.
Note that other Company policies place additional restrictions on the disclosure of material nonpublic information, confidential information and Company information generally, including but not limited to the Company’s Code of Business Conduct and Ethics, the Company’s Corporate Disclosure Policy and the Company’s External Communication and Fair Disclosure Policy.
The Company requires that all employees, contractors, officers and directors take reasonable steps to safeguard material nonpublic information from both parties external to the Company and employees or contractors of the Company and third parties working with the Company that do not have a legitimate business reason to know material nonpublic information. Disclosure of material nonpublic information, even if inadvertent, may violate this Policy and/or other policies of the Company.
While certain disclosure of information or failures to safeguard information may not violate this Policy or constitute insider trading under Canadian or U.S. securities laws, any disclosure of material nonpublic information and disclosure of other information, including to employees of the Company that do not have a legitimate business reason to know such information, may violate other Company policies and/or other applicable laws and regulations
2.    Definitions
    (a)    “Material”. Insider trading restrictions come into play only if the information is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.
While not exhaustive, information dealing with the following subjects is reasonably likely to be considered material with respect to the Company in most situations:

•financial and operational results, including quarterly and year-end revenues, earnings, cashflow and cash balances;
•financial or operational projections, forecasts and budgets and any material changes thereto;
•possible restatements of previously issued financial statements;
•possible acquisitions or divestitures, changes in control, mergers, combinations, joint ventures, investments in companies and other purchases and sales of companies or assets, even if preliminary and including the status thereof and material developments;
•material developments or risks regarding any of the Company’s cannabis licenses or permits, including the pursuit of licenses or permits, cancellations or nonrenewal;
•material developments or risks regarding any governmental investigation or a governmental authority taking enforcement action;
•material litigation developments, including settlement discussions;
•the entering into, amendment, or termination of important contracts, such as a loan agreement, acquisition agreement, licensing agreement or exclusive supply agreement;
•research and development and new product launches;
•material financing developments, including extraordinary borrowing or events that create, accelerate or increase financial obligations, whether direct or off-balance sheet;
•material cybersecurity risks or incidents, including vulnerabilities and breaches;
•a change in auditor or notification that an auditor report can no longer be relied upon;
•material personnel changes, particularly departures or appointments of directors or executive officers;
•material developments with unions;
•a significant increase or decrease in business or the Company’s prospects;
•significant write-downs in assets or increases in reserves;
•significant changes in corporate strategy or objectives;
•financial liquidity problems;
•material differences between actual financial results and financial results estimated by market professionals;
•other external events that uniquely effect the Company; and
•events regarding the rights of security holders, such as:
odefaults on senior securities (such as bank debt or publicly held notes);
ocalls of securities for redemption;

orepurchase programs;
ostock splits or changes in dividends;
othe release of lock-ups or other restrictions on trading;
opublic or private sales of additional securities; and
oany other events that may be dilutive to stockholders.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, new license or introduction of a new product, the point at which negotiations or development of the event are determined to be material is determined by balancing (1) the probability that the event will occur, against (2) the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as an acquisition, may be material even if the possibility that the acquisition will occur is relatively small.
When in doubt about whether nonpublic information is material, it should be presumed to be material.

    (b)    “Nonpublic”. Insider trading prohibitions come into play only if the information is also “nonpublic." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given enough time to absorb the information. Information is “nonpublic” if it has not been disclosed to the general public by means of a press release, broadly available governmental filing such as with the CSA and SEC, publicly accessible conference call or other media for broad public access. Disclosure to even a large group of analysts does not constitute disclosure to the public. Even after public disclosure of material information about the Company, sufficient time must pass for the public market to absorb and evaluate the information. Typically, sufficient time before the information is treated as public is after the close of business on the trading day after the day on which the information was publicly disclosed. Please see the Company’s External Communications and Fair Disclosure Policy for more information about the Company’s procedures related to public dissemination of information.
Nonpublic information may include:

•information available to a select group of persons;
•undisclosed facts that are the subject of rumors or speculation, even if the rumors are widely circulated; and
•information that is subject to confidentiality obligations.
    (c)    “Compliance Officer”. Each of the Company’s President, Chief Legal Officer and Chief Investment Officer is a Compliance Officer for this Policy. The duties of a Compliance Officer include:

•assisting with the implementation and enforcement of this Policy;
•assisting with the circulation of this Policy to all members of the Board and all     employees, contractors and officers of the Company and its subsidiaries;
•recommending to the Board amendments to this Policy to remain up-to-date with     insider trading laws and developments within the Company that may impact this     Policy;
•pre-clearing all trading in securities of the Company by Company Insiders and     Covered Persons in accordance with the procedures set forth in this Policy;
•providing approval of any trading plans of Company Insiders or Covered Persons     that are allowed under securities laws; and
•providing special approvals or exemptions of any transactions otherwise     prohibited by this Policy.
The duties of a Compliance Officer may be delegated in the discretion of the Compliance Officer to other officers of the Company in the Legal or Investor Relations and Communications Departments; however, the Compliance Officer remains responsible for the duties delegated.

3.     Violations of Insider Trading Laws
Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, civil enforcement injunctions and termination of employment. If it appears that a person to whom this Policy applies may have violated such laws or regulations, the Company may refer the matter to the appropriate regulatory authorities. Given the severity of the potential penalties and results for violations, compliance with this Policy is absolutely mandatory.
    (a)    Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty that could exceed several times the monetary profits gained or losses avoided from the transaction.
In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the CSA and SEC have imposed large penalties even when the tipper did not profit from the transaction.
The CSA and SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and management and supervisory personnel. These control persons may be held liable for significant monetary fines. Even for violations that result in a small or no profit, the CSA and SEC can seek penalties from a company and its management and supervisory personnel as control persons.
Even if the CSA and SEC do not ultimately find a violation of insider trading laws, CSA and SEC investigations into such activity may be expensive, long and intrusive.
    (b)     Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by a Compliance Officer and must be provided before any activity contrary to this Policy takes place. This Policy is a material Policy of the Company for all purposes. Any such Company-imposed penalties under this Policy will be in addition to penalties imposed for violations of any other Company policy.
    (c)    Cboe-Imposed Penalties. In the event that Cboe’s market regulator is of the opinion that insider or improper trading may have occurred before material information has been disclosed and disseminated, such market regulator may require that an immediate announcement be made disclosing such material information. Cboe’s market regulator will refer the matter to the appropriate securities regulatory authority for enforcement action, including but not limited to action listed above under the CSA.

Part II: Trading Windows and Pre-Clearance of Securities Transactions

This Part II applies to all Company Insiders and Covered Persons, and no other employees of the Company or its subsidiaries are subject to this Part II. The attached Appendix A provides a summary of the persons who are deemed to be Company Insiders and Covered Persons for purposes of this Policy.

1.    Open and Closed Trading Windows
All Company Insiders and Covered Persons are prohibited from trading in the Company's securities during the closed trading windows described below. The Board will not approve the grant of restricted stock units or stock options or other forms of equity-based compensation awards during any closed trading window.
    (a)    Quarterly Closed Trading Windows. Trading in the Company's securities is prohibited each calendar quarter during the period:
    (i)    beginning at the close of the last trading day preceding fifteen calendar days prior to the end of each fiscal quarter (i.e., March 16, June 15, September 15 and December 16 (or the preceding trading day if such date is not a trading day)); and
    (ii)    ending at the close of business on the trading day on Cboe immediately following the day on which the Company's financial results for such prior fiscal quarter or fiscal year, as applicable, are publicly disclosed by the Company by the issuance of a press release and/or by the public filing of such financial results with the SEC or with the CSA.
For the avoidance of doubt, the quarterly closed trading window includes the day on which the Company’s financial results are publicly disclosed and the trading day following such public disclosure. During a closed trading window, Company Insiders and Covered Persons generally possess, or are presumed to possess, material nonpublic information about the Company's financial results for the prior financial period.
    (b)    Special Closed Trading Windows. From time to time, other types of material nonpublic information regarding the Company may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special closed trading windows during which certain Company Insiders and Covered Persons are prohibited from trading in the Company's securities, as well as any additional persons designated as Covered Persons. If the Company imposes a special closed trading window, it will notify the persons affected.

    (c)    10b5-1 Plans. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934 (an "Approved 10b5-1 Plan") that:
•has been approved by a Compliance Officer prior to its adoption;
•has been subject to the applicable cooling-off period during which no trades took place, as described in Rule 10b5-1;
•was entered into in good faith at a time when such person was not in possession of material nonpublic information about the Company; and
•gives a third party the discretionary authority to execute such purchases and sales, outside the control of the applicable person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formulas describing such transactions.

2.    Trading Window
Company Insiders and Covered Persons are permitted to trade in the Company's securities during an open trading window. Generally, this means that Company Insiders and Covered Persons can trade during the period beginning on the day after the quarterly closed trading period ends until the day that the next quarterly closed trading window begins. However, even during this trading window, a Company Insider or Covered Person who is in possession of any material nonpublic information cannot trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special closed trading window is imposed and will re-open the trading window once the special closed trading window has ended.

3.    Pre-Clearance of Securities Transactions

    (a)     Pre-Clearance Required. Because Company Insiders and Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window, without first pre-clearing all transactions in the Company's securities.
    (b)     Who Can Pre-Clear. Subject to the exception in subsection (d) below, no Company Insider or Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company securities at any time without first obtaining prior approval from a Compliance Officer or such person’s supervisor as follows:
•Company Insiders must obtain prior approval from a Compliance Officer; and
•Covered Persons must obtain prior approval from either (i) a Compliance Officer or (ii) the Company Insider that is the lead of such Covered Person’s department within the Company (a “Department Head”).

These procedures also apply to transactions by such person's spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.
    (c)     Pre-Clearance Period. A Compliance Officer and Department Head will record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will remain valid until the close of trading on the second trading day on the Cboe following the day on which it was granted. If the transaction does not occur during the two-day trading period, pre-clearance of the transaction must be re-requested.
    (d)     Approved 10b5-1 Plans. Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan that has not been amended or revised following approval by a Compliance Officer. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider or Covered Person should be instructed to send duplicate confirmations of all such transactions to a Compliance Officer.
    (e)    Record Keeping. All Department Heads will report all requests to the Chief Legal Officer at least once during each calendar quarter. A Department Head may not delegate his or her approval authority under this Policy.
4.    Company Insider Required Reporting
Company Insiders are subject to reporting requirements of the CSA and SEC, which require their transactions in the Company’s securities to be timely reported and made publicly available on their respective websites. These reporting requirements also assist in updating the Company's records with respect to the Company Insider’s beneficial ownership of Company securities and ensuring that the Company’s public reporting with respect to such ownership is accurate.
    (a)    Canadian Requirements. The CSA requires Company Insiders to file an initial insider trading report within ten calendar days after becoming a Company Insider electronically through the System for Electronic Disclosure by Insiders (“SEDI”). Company Insiders are further required, subject to certain exceptions, to file an insider trading report on SEDI within five calendar days of engaging in any transaction involving Company securities.

It is the responsibility of each Company Insider to set up and maintain their SEDI profile and to make the necessary filings on SEDI. However, the Compliance Officers will arrange for assistance with the preparation and filing of an insider report on SEDI, provided Company Insiders contact a Compliance Officer in a timely manner. Again, Company Insiders must contact and obtain prior approval from a Compliance Officer before engaging in any transactions involving Company securities.

    (b)    U.S. Requirements. The SEC requires Company Insiders to file Forms 3, 4, and 5 with the SEC on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”). A Form 3 must be filed within ten calendar days after a person becomes a Company Insider. A Form 4 must be filed within two business days after a Company Insider engages in a transaction involving the Company’s securities. A Form 5 is generally required to be filed no later than 45 days after the Company’s fiscal year ends when at least one transaction involving the

Company’s securities was not reported by the Company Insider during the fiscal year. Certain sales may require Company Insiders to file Form 144s prior to engaging in such sale.
It is the responsibility of each Company Insider to set up and maintain their SEC profile and to make the necessary filings on EDGAR. However, the Compliance Officers will arrange for assistance with the preparation and filing of an insider report on EDGAR, provided Company Insiders contact a Compliance Officer in a timely manner. Again, Company Insiders must contact and obtain approval from a Compliance Officer before engaging in any transactions involving Company securities.
A person that is uncertain as to whether he or she is a Company Insider, has a filing requirement or may be eligible to be exempted from these requirements should contact a Compliance Officer.

5.    Prohibited Transactions
    (a)     Short-Swing Profits. The SEC has implemented rules to prevent company insiders, who have greater access to material company information, from taking advantage of information for the purpose of making short-term profits. If a Company Insider buys and sells, or sells and buys, securities of the Company within a six-month period, the Company may generally recover profits from the "matching" trades that occurred within the six-month "short-swing" period, subject to certain exemptions that satisfy specified requirements. Therefore, Company Insiders are prohibited from engaging in “short-swing” transactions (i.e., the purchase and sale or the sale and purchase of Company securities) within a six month period unless otherwise pre-cleared by a Compliance Officer.
    (b)    Hedging. Company Insiders and Covered Persons are not permitted to enter into any transaction that has the effect of offsetting their economic value of any direct or indirect interest in the securities of the Company. This includes the purchase of financial instruments such as prepaid variable forward contracts, equity swaps, collars or units of exchange funds that are designated to hedge or offset a decrease in the market value of equity securities granted to such person as compensation or otherwise held directly or indirectly by such person. Hedging may also not be utilized to offset the value of any shareholding requirements under the Company’s stock ownership policy for Company Insiders.
    (b)     Other Transactions. Company Insiders and Covered Persons are prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from a Compliance Officer:
•Short sales. Selling the Company's securities short;
•Options trading. Buying or selling puts or calls or other derivative securities on the Company's securities; and
•Trading on margin. Holding Company securities in a margin account.
These prohibitions also apply to such person's spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

Acknowledgment

Copies of this Policy are available to any person to whom this Policy applies, either directly or by the posting of this Policy on the Company’s website at www.verano.com. To demonstrate our determination and commitment to the purposes of this Policy, the Company asks each employee to review this Policy periodically throughout the year and as may be requested by the Company, to acknowledge their receipt and review of this Policy.
This Policy is a material policy of the Company. Any violation of this Policy is a violation of a material Company policy.

Appendix A
Company Insiders and Covered Persons
All of Part II of this Policy applies to Company Insiders and portions of Part II of this Policy applies to Covered Persons.

“Company Insiders” include the following persons:
1.    Members of the Board
2.    Chief Executive Officer
3.    President
4.    Chief Financial Officer
5.    Chief Operating Officer
6.    Chief Legal Officer
7.    Chief Accounting Officer
8.    Chief Investment Officer
9.    Chief Marketing Officer
10.    Chief People Officer
11.    All other executive officers of the Company or its subsidiaries whom the Board     has determined is subject to the reporting requirements of Section 16 of the     Securities Exchange Act of 1934, as amended

“Covered Persons” include the following persons to the extent such persons are not designated as Company Insiders as set forth above:
1.    All Executive Vice Presidents
2.    All Vice Presidents
3.    All members of the Legal Department who report directly or indirectly to the Chief Legal Officer
4.    All members of the Investor Relations and Communications Department who     report directly or indirectly to the Chief Investment Officer
5.    All members of the Accounting and Finance Department who report directly or     indirectly to the Chief Financial Officer and whose primary office location is the     Company’s headquarters in Chicago, Illinois
6.    All members of the Information Technology Department whose primary office     location is the     Company’s headquarters in Chicago, Illinois
7.    Any other person who may be designated as a Covered Person and informed of     such designation